Exhibit 10.5
SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE
CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE
REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES
AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE
APPROPRIATE PLACE WITH [CONFIDENTIAL].
NATURAL GAS GATHERING AGREEMENT
     THIS AGREEMENT, is made and entered into this 1st day of June, 1987, by and between CORNERSTONE NATURAL GAS COMPANY, a Delaware corporation, (hereinafter referred to as “Gatherer”) and PHILLIPS PETROLEUM COMPANY, a Delaware corporation, (hereinafter referred to as “Producer”) both hereinafter collectively referred to as the “Parties”, and individually as a “Party”.
W I T N E S S E T H :
     WHEREAS, Producer desires that Gatherer gather volumes of gas produced from wells in a certain specified area; and
     WHEREAS, Gatherer will have available as a gathering system in such area and agrees to gather such gas for Producer in accordance with the terms and conditions hereinafter set forth;
     NOW, THEREFORE, in consideration of the mutual covenants herein contained, together with the other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by both Gatherer and Producer, the Parties hereto do hereby agree as follows:
ARTICLE I
DEFINITIONS
     For the purposes of this Agreement, the following definitions shall be applicable.
     1.1 The term “gas” shall include casinghead gas produced with crude oil, natural gas from gas wells and residue gas resulting from processing both casinghead gas and gas well gas.

     1.2 A “day” shall begin at 7:00 a.m. local time on each calendar day and end at 7:00 a.m. local time on the following calendar day; a “month” shall mean that period of time beginning at 7:00 a.m. local time on the first day of a calendar month and ending at 7:00 a.m. local time on the first day of the following calendar month; a “year” shall mean a period of twelve (12) consecutive months beginning on the first day of the month during the occurrence of initial deliveries of gas hereunder; each succeeding year shall be a succeeding twelve (12) month period; provided, however, the last year of this Agreement shall end at the termination hereof as provided in Article IX of this Agreement.
     1.3 The term “MCF” shall mean one thousand (1,000) cubic feet, and MMCF shall mean one million (1,000,000) cubic feet, at a pressure of fifteen and twenty-five thousandths (15.025) psia and at a temperature of sixty degrees (60º) Fahrenheit.
     1.4 The term “BTU” shall mean British Thermal Units.
     1.5 The term “MMBTU” shall mean 1,000,000 BTU’s.
     1.6 The term “Heating Value” shall mean the gross number of BTU’s which would be contained in a volume of one (1) cubic foot of gas at a temperature of sixty degrees (60º) Fahrenheit when saturated with water vapor and under a pressure of fifteen and twenty-five thousandths (15.025) pounds per square inch absolute and adjusted to reflect the actual water vapor content of the gas delivered; however, if the water vapor content is seven (7) pounds per million cubic feet or less, the gas shall be deemed dry.
     1.7 The term “psig” shall mean pounds per square inch gauge.
     1.8 The term “psia” shall mean pounds per square inch absolute.
     1.9 “Equivalent Quantities” shall mean the quantities of gas delivered to Producer by Gatherer at the Points of Delivery, which quantities shall be volumetric equivalent, as measured in MMBTU’s of the quantities of gas received by Gatherer at the Points of Receipt, less and except such quantities of gas (measured in MMBTU) retained by Gatherer as an allowance for compressor fuel and line loss as provided in section 6.2.
     1.10 “Points of Receipt” shall mean the point or points, as described in paragraph 3.1, at which Producer will deliver or cause to be delivered, and Gatherer will receive, the volumes of gas produced from wells subject to this Agreement.
     1.11 “Points of Delivery” shall mean the point or points, as described in paragraph 3.2, at which Gatherer will redeliver the gas gathered hereunder to Producer or for its account.
     1.12 “Ada System” shall meant that gathering system shown in heavy red lines on Exhibit “A” attached hereto.
     1.13 “Ada Field” shall mean that area lying within the heavy black lines on Exhibit “A” attached hereto.
     1.14 “Payout Period” shall mean that period of time commencing as of the date first hereinabove written and continuing until such time as there has been gathered and delivered through the Ada System a total volume of gas equal to twenty-three billion cubic feet, said total volume to include Producer’s gas and gas of third-parties produced from wells located within the Ada Field, as herein defined. There shall not be credited against said twenty-three (23) billion cubic feet amount any gas produced from wells located in areas outside such Ada Field, as herein defined.
     1.15 The terms “gas owned or controlled by Producer” or “Producer’s gas” shall mean all gas produced from wells located in the Ada Field, as herein defined, in which Producer now owns or hereafter acquires an ownership interest or which Producer now has or hereafter acquires the right to sell or the right to control the gathering thereof; provided, however, there shall not be included within such terms any gas which Producer has, prior to June 1, 1987, dedicated or committed to third parties by contracts which prevent Producer from performing hereunder with respect to such gas, it being further provided that such committed or dedicated gas shall be included within such terms upon the termination of such contracts or other release therefrom.
ARTICLE II
GATHERING
     2.1 Upon the execution hereof, Gatherer shall proceed with due diligence to make available and to have operational all of the facilities necessary to perform the services contemplated hereunder. In the event that said facilities are not available and operational within one hundred and twenty (120) days following the date first hereinabove written (said one hundred and twenty day period to be extended for periods of delay due to events of force majeure as defined in Article XII), Producer shall have the right to terminate this Agreement in accordance with the procedures and subject to the conditions hereinafter set forth.
a.	Producer’s right of termination shall be effected by giving to Gatherer not less than ninety days written notice of Producer’s intent to terminate this Agreement. Said written notice shall be served upon Gatherer after the expiration of the above-referenced 120-day period (as such period may be extended by reasons of force majeure).

b.	Gatherer shall have a period of ninety days (such ninety day period to be extended during periods of delay due to events of force majeure as defined in Article XII) (such period to be hereinafter referred to as the “Notice Period”) following Gatherer’s receipt of Producer’s written notice to make available and operational all facilities necessary to perform the services contemplated hereunder. Should

Gatherer have such facilities available and operational prior to the expiration of the Notice Period, as such period may be extended by force majeure, then this Agreement shall not terminate but shall continue in full force and effect in accordance with its terms.

c.	Notwithstanding the provisions of subparagraph b above, in the event that the facilities are not available and operational upon the expiration of the Notice Period, Gatherer shall have the right, but not the obligation, to extend the period of time allowed to have the facilities available and operational beyond the Notice Period by serving written notice upon Producer on or before the last day of the Notice Period of Gatherer’s intent to continue to proceed under this Agreement. In the event that Gatherer makes such election, and serves written notice upon Producer as herein provided, Gatherer shall pay to Producer a penalty of five hundred dollars ($500.00) per day for each day of such extension until the earlier of: (i) the date upon which such facilities become available and operational, or (ii) the date upon which Gatherer serves a subsequent written notice upon Producer stating that Gatherer is abandoning the project and terminating this Agreement. Gatherer shall pay to Producer any amounts due hereunder within ten days following the occurrence of either of the above-referenced events.
In the event that this Agreement is terminated in accordance with the procedures set forth above, this Agreement shall be of no further force or effect and neither Party hereto shall have any further rights or obligations hereunder, save and except the obligation of Gatherer to pay for any periods of extension as provided in subparagraph c above.

     2.2 Upon the first day that such facilities become operational, and continuing thereafter for the term of this Agreement, [CONFIDENTIAL] as herein provided. Subject to the other terms hereof, Gatherer agrees to receive, at the Points of Receipt all such gas owned or controlled by Producer within said area, and to deliver Equivalent Quantities of gas to Producer (or for its account) at the Points of Delivery. Such agreements by Producer and by Gatherer apply both to wells presently producing within said area and to wells hereafter drilled during the term of this agreement within said area which are connected to the Ada System as provided in paragraph 2.3 below. As stated in Section 1.9 hereof, “Equivalent Quantities” refers to that same quantity of gas as was made available by Producer to Gatherer at the various Points of Receipt, less the allowance for compressor fuel and line loss, as provided in Section 6.2 hereof.
     2.3 As to wells hereafter drilled during the term of this Agreement and as to any wells from which gas is currently being produced, such gas production, however, not being “gas owned or controlled by Producer” as defined in Paragraph 1.15 as of the date hereof but hereafter being included within such definition, Gatherer agrees to have each such well connected to the Ada System within ninety (90) days of Gatherer’s receipt of: (i) all deliverability information; (ii) a plat showing the precise well location; and (iii) a specific written notice by Producer that such well is ready for connection; provided, that such obligation of Gatherer to connect such wells is subject to the following: (1) extension of the ninety (90) day period due to events of force majeure, including but not limited to difficulties in obtaining rights-of-way; and (2) Gatherer shall not be obligated to connect any well unless such well is determined by Gatherer, in its sole opinion, to be capable of producing a minimum of one billion cubic feet of gas owned or controlled by Producer for each single mile of gathering line which is required to be laid. In the event that Gatherer determines that any well is not capable of producing at least one billion cubic feet of gas owned or controlled by Producer for each mile of gathering line required and elects not to connect such well in accordance herewith, Producer shall have the right, at its sole cost, risk and expense to construct the necessary facilities required to connect such well to Gatherer’s Ada System. Gatherer hereby agrees that at such time, if ever, that the well connected by Producer produces a volume of one billion cubic feet of gas owned or controlled by Producer for each mile of gathering line constructed for such well, Gatherer will reimburse Producer for Producer’s actual documented out-of-pocket cost of constructing the facilities necessary to connect the well in an amount up to, but not to exceed eighty thousand dollars per mile of gathering line constructed. Upon such payment, Producer shall, at Gatherer’s request, convey to Gatherer the subject facilities by the execution of mutually agreeable documents of title.
     2.4 Subject to all other provisions of this Agreement, Producer shall make available to Gatherer at the Points of Receipt, and Gatherer shall receive such daily quantities of gas owned or controlled by Producer and produced from wells located in the Ada Field. Gatherer shall, as nearly as practicable each day, given the operating requirements and constraints of Gatherer’s Ada System, redeliver to Producer, or for its account, and Producer shall accept (or cause to be accepted) delivery at the Points of Delivery Equivalent Quantities of gas, such being the quantity of gas received, less the quantity of gas retained by Gatherer as an allowance for compressor fuel and line loss as provided in paragraph 6.2.
ARTICLE III
POINT OF RECEIPT AND DELIVERY
     3.1 The Points of Receipt for gas gathered hereunder shall be at the inlet flange of Gatherer’s facilities at the points of interconnection between the gathering facilities of Gatherer with the facilities of Producer at each well and at other mutually agreeable points.

     3.2 The Points of Delivery for gas gathered hereunder shall be at Gatherer’s outlet flange of the measurement and delivery facilities to be located at a point of interconnection of Gatherer’s gathering facility with the Texas Gas Transmission Company’s twenty-inch pipeline, or some facility connected thereto, and at any other mutually agreeable points.
     3.3 Points of Receipt and Delivery may be at existing points through which other volumes of gas are being measured; therefore, the measurement of gas under this Agreement may involve the allocation of gas deliveries. Each Party hereto will furnish or cause to be furnished to the other Party hereto all data required to accurately account for all gas received and delivered hereunder.
ARTICLE IV
PRESSURE
     4.1 Producer shall deliver gas to Gatherer at the Points of Receipt at pressures sufficient to effect delivery of said gas; provided, however, Producer shall in no event be required to deliver gas at pressures in excess of 500 psig, nor shall Producer deliver gas at pressures in excess of 1,100 psig.
     4.2 Gatherer shall deliver gas to Producer, or for its account, at pressures sufficient to effect delivery of said gas at the Points of Delivery; provided, however, Gatherer shall in no event be required to deliver gas at pressures in excess of 1,000 psig.
ARTICLE V
QUALITY OF GAS
     5.1 The Parties hereto agree that Producer is obligated to make available to Gatherer gas which is merchantable and which will, upon delivery, be commercially free of dust, gum, gumforming constituents, gasoline, water and any other substance of any kind that may become separated from the gas during the handling thereof, and such gas shall conform to the following specifications:

a.	dust, rust and other solids	none;

b.	carbon dioxide	not more than 3% by volume;

c.	oxygen	not more than 2/10 of 1% by volume;

d.	hydrogen sulfide	not more than 1/4 grain per 100 cubic feet;

e.	total sulfur	not more than 20 grains per 100 cubic feet;

f.	free water	none;

g.	heating value	not less than 950, nor more than 120° BTU per Mcf;

h.	temperature	not more than 120° F, nor less than 40° F;

i.	water vapor	not more than 7# per million cubic feet;

j.	nitrogen	not more than 3% by volume.
     5.2 In addition to the above-specifications, all gas delivered to Gatherer shall also conform to the quality specifications required by any transporting pipeline at the Points of Delivery. If, at any time, the quality of the gas delivered hereunder is such that it does not meet both the requirements of Gatherer as stated herein, and the requirements of any such transporting pipeline, Gatherer, at its option, may refuse to accept deliveries of said gas until Producer corrects such condition. Gatherer shall give Producer notice of such nonspecification gas before refusing to accept deliveries.

ARTICLE VI
GATHERING FEE
     6.1 The fee which Producer shall pay to Gatherer for the gathering and redelivery of gas as described herein shall be as follows:
     a. during the Payout Period, as herein defined, Producer shall pay the following fees according to the indicated volumes:
(i)	during each calendar month in which Producer’s average daily delivery of gas to Gatherer at the Points of Receipt is less than 18 MMCF, the gathering fee shall be twenty-two cents ($0.22) per MCF;

(ii)	during each calendar month in which Producer’s average daily delivery of gas to Gatherer at the Points of Receipt equals or exceeds 18 MMCF, but is less than 27 MMCF, the gathering fee shall be eighteen cents ($0.18) per MCF; and

(iii)	during each calendar month in which Producer’s average daily delivery of gas to Gatherer at the Points of Receipt equals or exceeds 27 MMCF, then said gathering fee shall be sixteen cents ($0.16) per MCFI.
     b. At the conclusion of the Payout Period, commencing at 7:00 a.m. on the morning following the final day of the Payout Period, the gathering fee payable hereunder for all of Producer’s gas shall be fixed at fifteen ($0.15) cents per MCF for the remaining term of this Agreement.
In computing the average daily deliveries for the purpose of calculating the fee per MCF due to Gatherer under this Paragraph 6.1, there shall not be included in the average daily delivery calculation any day or days (nor any volumes of gas delivered to Gatherer on such day or days) during which Gatherer’s performance hereunder was interrupted in whole or in part by reasons of force majeure; provided, that if during such day or days of interruption, Producer had available for delivery to Gatherer volumes of gas in excess of those volumes actually received by Gatherer, Producer shall pay Gatherer the applicable fee, calculated in accordance with the foregoing, for each MCF of Producer’s gas produced and delivered to Gatherer at the Points of Receipt less the three percent (3%) retained by Gatherer as an allowance for compressor fuel and line loss as provided in paragraph 6.2 below.
     6.2 As additional consideration for the gathering of gas hereunder, Gatherer shall retain three percent (3%) of that quantity of gas (measured on an MMBtu basis) delivered to Gatherer at the Points of Receipt as an allowance for the compressor fuel and line loss. Accordingly, Gatherer shall redeliver to Producer, or for its account, at the Points of Delivery, Equivalent Quantities of gas which shall be that volume of gas gathered by Gatherer at the Points of Receipt, less such three percent (3%) retained hereunder for compressor fuel and line loss.
ARTICLE VII
BILLINGS AND PAYMENTS
     7.1 On or before the twenty-fifth (25th) day of each month following the date on which the gathering of gas commenced hereunder, Gatherer shall render to Producer a statement for the preceding month properly identifying the applicable receipt location(s) and showing the daily and total volume of gas received and gathered for Producer hereunder and the amount due therefor.
     7.2 Producer shall pay Gatherer for services rendered hereunder, at Gatherer’s address given in Article X, on or before the last day of each such month.
     7.3 Each Party hereto shall have the right at any and all reasonable times to examine the books and records of the other Party to the extent necessary to verify the accuracy of any statement, charge, computation or demand made under or pursuant to this Agreement; provided, however, that any such statement or charge hereunder shall be final as to both Parties unless questioned within two (2) years from the date such is paid.
ARTICLE VIII
MEASUREMENT AND TESTS
     The measurement and tests for quality of gas received and delivered hereunder shall be governed by the following:
     8.1 The volume shall be measured by orifice meters with linear charts, 24-hour rotation, or other mutually agreeable measuring devices installed and operated, and computations made, as prescribed by the American Petroleum Institute and published as Gas Measurement Committee Report No. 3, American Gas Association, as revised and reprinted in September 1969, including any appendices or amendments thereto, or such other method as may be mutually acceptable.
     8.2 The unit of volume for purposes of measurement shall be one (1) cubic foot of gas at a temperature base of sixty degrees (60°) Fahrenheit and at a pressure base of fifteen and twenty-five thousandths (15.025) pounds per square inch absolute.
     8.3 The arithmetical average of the hourly temperature recorded during each day, and if a recording gravitometer is installed, the hourly specific gravity recorded each day, the factors for the average hourly temperature and specific gravity according to the latest test therefor and the correction for deviation from Boyle’s Law applicable during each day shall be used to make proper computations of volumes hereunder. Chart integration and volume computations shall be made by the Party (or its agent) that owns the measurement facilities at the Points of Receipt and Points of Delivery as accurately as possible and within the accuracy prescribed by the manufacturer of the computing equipment used.

     8.4 Temperature shall be determined by a twenty-four (24) hour continuously recording thermometer installed so as to record the temperature of the gas flowing through the meters. The average temperature, to the nearest one degree (1°) Fahrenheit, obtained while gas is being delivered, shall be the applicable flowing gas temperature for the twenty-four (24) hour period under consideration.
     8.5 The specific gravity of the gas delivered hereunder shall be determined at each point of measurement by spot tests made with an instrument of standard manufacture acceptable to the parties or by a recording gravitometer or other mutually agreeable means. If spot tests are made, the specific gravity of the gas delivered hereunder shall be determined monthly or as frequently as is found necessary in practice to insure accurate measurement.
     8.6 Adjustment for the effect of supercompressibility shall be determined by test or by mutual consent of the parties hereto according to the provisions of said Report No. 3, hereinabove identified for the average conditions of pressure, flowing temperature and specific gravity at which the gas was measured during the period under consideration and with the respective proportionate values for carbon dioxide and nitrogen fraction values and to obtain subsequent values of these components as may be required from time to time.
     8.7 The BTU content of the gas shall be determined by using a continuous accumulator, a spot sample, a continuously recording calorimeter, or any other method in general use in the gas industry. Any recording calorimeter required shall be at the Point(s) of Delivery.
     8.8 Tests to determine sulfur, hydrogen sulfide, oxygen, carbon dioxide, nitrogen and water content shall be made by approved standard methods in general use by the gas industry. Such tests shall be made at the request of any party hereto.

     8.9 All new measuring and testing equipment, housing devices and materials shall be of standard manufacture and type and shall, with all related equipment, appliances and buildings, be installed, maintained and operated or caused to be installed, maintained and operated by Gatherer at the Points of Receipt and by Producer, Gatherer, or such other third persons owning or controlling same at the Points of Delivery. Either Party may install and operate check measuring and testing equipment, which shall not interfere with the use of equipment of the Party responsible for measurement at the point.
     8.10 The accuracy of the measuring and testing equipment shall be verified at least once each month and at other times upon request of Producer or Gatherer. Tests for quality of the gas may be made at times of testing equipment or at other times. Notices of the time and nature of each test shall be given by the measuring Party sufficiently in advance to permit convenient arrangement for the witnessing Party to have a representative present. Measuring and testing equipment shall be tested by means and methods approved by both Producer and Gatherer (which approval shall not be unreasonably withheld). Tests and adjustments shall be made in the presence of and observed by representatives of both Parties, if present. If after proper notice, Producer or Gatherer fails to have a representative present, the results of the tests shall nevertheless be considered accurate until the next tests are made. All regular monthly tests of measuring equipment shall be made at the expense of the owner of same. All tests made at the special request of a Party shall be made at the expense of the Party requesting same.
     8.11 If at any time any of the measuring or testing equipment is found to be out of service or registering inaccurately in any percentage, it shall be adjusted at once to read accurately within the limit prescribed by the manufacturer. If such equipment is out of service or inaccurate by an amount exceeding two percent (2%) at any reading or upon any test, registration thereof and any payment based thereon shall be corrected at the rate of such inaccuracy for any period which the Parties agree upon, and if the Parties cannot agree, then for a period extending back one-half (1/2) of the time elapsed since the date of the last calibration, not exceeding, however, sixteen (16) days. The volume of gas received during such period shall be estimated: (i) by using the data recorded by any check measuring equipment if installed arid accurately registering; or, if not installed or if registering inaccurately, (ii) by correcting the error if the percentage of error is ascertainable by calibration, test or mathematical calculation; or, if neither such method is feasible, (iii) by estimating the quantity delivered based upon deliveries under similar conditions during a period when the equipment was registering accurately. No adjustment shall be made for recorded inaccuracies of two percent (2%) or less.
     8.12 Each Party hereto shall have the right to inspect equipment installed or furnished by the other Party or third parties and the charts and other measurement or testing data of all such parties at all times during business hours; but the reading, calibration and adjustment of such equipment and changing of charts shall be done only by the Party installing and furnishing the same. Each Party hereto shall preserve all original test data, charts and other similar records in such Party’s possession for a period of at least twenty-four (24) months.
ARTICLE IX
TERM
     9.1 Subject to all of the terms and conditions contained herein, this Agreement shall remain in full force and effect for a primary term of ten (10) years from the date first hereinabove written, and shall continue year to year thereafter unless and until either Party terminates this Agreement effective at the end of such ten (10) year primary term or any successive one (1) year term by giving written notice of same at least thirty (30) days prior to the last day thereof.

ARTICLE X
NOTICE
     10.1 Any notice, request, statement, correspondence or payment provided for in this Agreement shall be given in writing, delivered in person or by United States mail to the Parties hereto at the addresses shown below or at such other addresses as may be hereafter furnished by one Party to the other Parties in writing. Notices shall be effective as of the date same is received.

PRODUCER —	NOTICES AND CORRESPONDENCE:
Phillips 66 Natural Gas Company
P.O. Box 1967
Houston, Texas 77251-1967

STATEMENTS AND BILLING:
Phillips 66 Natural Gas Company
910 G-POB
Bartlesville, Oklahoma 74004

GATHERER —	Cornerstone Natural Gas Company
8080 N. Central Expressway
Twelfth Floor, L. B. 47
Dallas, Texas 75206
ARTICLE XI
WARRANTY OF TITLE
     11.1 Producer hereby warrants that it has good title and the right to produce and deliver all the gas received by Gatherer hereunder free and clear of all liens, encumbrances and claims whatsoever and agrees to indemnify Gatherer against any loss or cost incurred by it on account of any such liens, encumbrances and claims whatsoever. Gatherer warrants that at the time of delivery for the account of Producer the gas delivered hereunder shall be free and clear of all liens, encumbrances and claims whatsoever resulting from Gatherer’s receipt and gathering of the gas pursuant to this Agreement and agrees to indemnify Producer against any loss or cost incurred by it on account of any such liens, encumbrances and claims whatsoever.
ARTICLE XII
FORCE MAJEURE
     12.1 If either Party is rendered unable, wholly or in part, by force majeure or any other cause of any kind not reasonably within its control, other than financial, to perform or comply with any obligation or condition of this Agreement, upon giving notice and reasonably full particulars to the other Party, as soon as reasonably possible, such obligation or condition shall be suspended during the continuance of the inability so caused and such Party shall be relieved of liability and shall suffer no prejudice for failure to perform the same during such period; provided, obligations to make any payment then due for gas gathered and delivered hereunder shall not be suspended. The cause for suspension (other than labor disputes, strikes or lockouts) shall be remedied so far as possible with reasonable dispatch. Settlement of strikes, lockouts and labor disputes shall be wholly within the discretion of the Party having the difficulty. The term “force majeure” shall include, without limitation by the following enumeration, acts of God and the public enemy, the elements, fire, accidents, breakouts, strikes and any other industrial, civil or public disturbance, inability to obtain or delay in obtaining rights-of-way, material, supplies, permits or labor, failure of equipment or markets, any act or omission by parties not subject to control by the Party having the difficulty, and any laws, orders, rules, regulations, acts or restraints of any government or governmental body or authority, civil or military.
ARTICLE XIII
GOVERNMENTAL RULES, REGULATIONS, AND AUTHORIZATIONS
     13.1 This Agreement is subject to all valid orders, laws, rules and regulations of duly constituted governmental authorities having jurisdiction or control over the Parties, their facilities or gas supplies, this Agreement or any provisions hereof. If at any time during the term hereof, any such governmental authority shall take any action as to either Party which subjects the receipt or delivery of gas hereunder to terms, conditions, restraints or regulations, including rate or price controls or ceilings that in the sole judgment of the Party affected are unduly burdensome to that Party, such Party may cancel and terminate this Agreement without further liability hereunder.
     13.2 The Parties agree to timely file and prosecute all applications, statements and notices required by any governmental regulatory authority having appropriate and applicable jurisdiction.
ARTICLE XIV
MISCELLANEOUS
     14.1 Any modification of terms or amendment of provisions shall become effective only upon execution, by both Gatherer and Producer, of a supplemental written agreement.
     14.2 No waiver by Producer or Gatherer of any default of the other under this Agreement shall operate as a waiver of any other default, whether of a like or a different character.
     14.3 As between the Parties hereto, Producer shall be in control and in possession of the gas prior to such gas being received by Gatherer at the Points of Receipt and responsible for any damages, losses or injuries caused thereby, except injuries and damages which shall be occasioned solely and proximately by the negligent acts or omissions of Gatherer. Between the Points of Receipt of said gas and the Points of Delivery, Gatherer shall be deemed to be in exclusive control and possession of such gas and responsible for any injuries or damages caused thereby, except injuries and damages which shall be occasioned solely and proximately by the negligent acts or omissions of Producer (or its agents). At the Points of Delivery of said gas to

Producer (or its nominees) by Gatherer, and thereafter, Producer shall be deemed to be in exclusive control and possession of such gas and responsible for any injuries or damages caused thereby, except injuries and damages which shall be occasioned solely and proximately by the negligent acts or omissions of Gatherer.
     14.4 This agreement to gather gas for Producer, as provided herein, shall not prevent Gatherer from making similar gathering agreements, or amendments to existing agreements with other parties.
     14.5 As to all matters of construction and interpretation, this Agreement shall be interpreted, construed and governed by the laws of the State of Texas.
     14.6 This Agreement may be assigned by either Party hereto but no assignment shall relieve such Party of its obligations hereunder without the written consent of the other Parties. No assignment of this Agreement shall be effective as to the other Party until 30 days after written notice of same is received by the non-assigning Party.
     14.7 Gatherer is acting hereunder as an independent contractor and nothing contained herein shall be construed or is intended to create a partnership, joint venture or relationship other than that of Gatherer as an independent contractor, as between the Parties hereto.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first hereinabove written.

CORNERSTONE NATURAL GAS COMPANY

By:	/s/ Kelcy L. Warren Kelcy L. Warren
President

PHILLIPS PETROLEUM COMPANY

By: Its:	/s/ C. B. Friley Attorney-In-Fact

ACKNOWLEDGEMENTS

STATE OF OKLAHOMA	)
)
COUNTY OF WASHINGTON	)
     Personally appeared before me, the undersigned Notary Public in and for the State and County, the within named C. B. Friley, Attorney-In-Fact, of Phillips Petroleum Company, who acknowledged that he signed and delivered the foregoing instrument on the day and year therein mentioned, as the free and voluntary act and deed of said corporation, being thereunto duly authorized.
     Given under my hand and seal this 19th day of May, 1987.

Connie D. Pignet
Notary Public
My Commission Expires 9-19-88

STATE OF	)
)
COUNTY OF	)
     Personally appeared before me, the undersigned Notary Public in and for the State and County, the within named Kelcy L. Warren, President of Cornerstone Natural Gas Company, who acknowledged that he signed and delivered the foregoing instrument on the day and year therein mentioned, as the free and voluntary act and deed of said corporation, being thereunto duly authorized.
     Given under my hand and seal this 1st day of June, 1987.

Kimberly H. Johnson
Notary Public
My Commission Expires 2-9-91

EXHIBIT A
ADA FIELD AND SYSTEM
Webster and Bienville Parishes, Louisiana
[CONFIDENTIAL]
A-1

     THIS Amendment to the Natural Gas Gathering Agreement dated June 1, 1987, by and between NATURAL GAS COMPANY, as Gatherer, and PHILLIPS PETROLEUM COMPANY, as Producer, is made and entered into effective January 1, 1989.
WITNESSETH:
     WHEREAS, Producer is drilling and completing wells on acreage committed under the Natural Gas Gathering Agreement that will produce gas at pressures sufficient to avoid compression by Gatherer;
     NOW, THEREFORE, in consideration of the mutual covenants contained hereinafter, Gatherer and Producer do hereby agree the terms and conditions of the Natural Gas Gathering Agreement cited above are amended as follows:
1. In the event Producer drills and completes wells capable of delivering gas at pressures considerably greater than Gatherer’s compressor discharge pressure, then Producer will advise Gatherer of said well’s delivery pressure capability in conjunction with Producer’s request to Gatherer to connect the well to Gatherer’s Ada System (as defined in the Agreement).
2. If Gatherer desires to connect said well to that portion of its Ada System that accepts gas at the Points of Receipt and redelivers gas at the Points of Delivery without being compressed, hereinafter defined as Gatherer’s “High Pressure Ada System”, then Producer and Gatherer shall
i) Raise the maximum Point of Receipt pressure specified in Article 4.1 of the Agreement from 500 psig to 1000 psig, as it applies only to those wells entering Gatherer’s High Pressure Ada System, and
ii) Reduce the fuel and line loss quantity specified in Article 6.2 of the Agreement from three percent (3%) to zero percent (0%) as it applies only to gas from those wells entering Gatherer’s High Pressure Ada System.
3. If, in the future, Producer determines that any well then connected to Gatherer’s High Pressure Ada System is incapable of satisfactorily producing gas against the pressure maintained therein, then upon request by Producer, Gatherer will disconnect said well from its High Pressure Ada System and reconnect the well to its Ada System. Furthermore, the Agreement conditions affecting Point of Receipt pressure and fuel and line loss as amended herein shall revert to those of the Agreement as they apply to that well.

4. The terms and conditions as amended herein shall immediately apply to the following four (4) wells:
[CONFIDENTIAL]
     Producer and Gatherer agree to this Amendment as stated above by executing two (2) originals of this document in the space provided below.

GATHERER:	PRODUCER:

CORNERSTONE NATURAL GAS COMPANY	PHILLIPS PETROLEUM COMPANY

By:	/s/ Kelcy L. Warren	By:	/s/ H. F. Zeiler
Title:	President	Title:	Attorney-in-Fact
Date:	9-27-89	Date:	February 21, 1989
WITNESS:		WITNESS:
/s/ Vanessa Replogle		/s/ Karen R. Toby

3

[CORNERSTONE NATURAL GAS COMPANY LETTERHEAD]
October 29, 1993
Phillips Petroleum Company
Post Office Box 1967
Houston, TX 77251-1967

Re:	Gas Gathering Agreement by and between Cornerstone Natural Gas Company and Phillips Petroleum Company, Dated June 1, 1987, Contract Number CGGA-1000
Ladies and Gentlemen:
As you may be aware, Endevco, Inc. and certain of its subsidiaries, excluding however, Cornerstone Natural Gas Company, filed for relief under Chapter 11 of the United States Bankruptcy code on June 4, 1993. A confirmation hearing on Endevco’s First Amended Joint Plan of Reorganization was held on September 27 and 29, 1993 at which time the Court confirmed the Plan and ordered Endevco, Inc. and certain of its subsidiary corporations to immediately begin implementing the Plan.
Endevco, Inc.’s First Amended Joint Plan of Reorganization requires certain of Endevco, Inc.’s and various subsidiary corporations’ assets including the Cornerstone Natural Gas Company contract referenced above (the “Contract”) to be distributed (“Distribution Assets”) according to the direction of holders (“Noteholders”) of certain Senior and Subordinated Notes of Endevco, Inc. The Noteholders have in turn directed that the Distribution Assets be conveyed to Associated Natural Gas Corporation (ANGC) or its subsidiaries, which has its principal offices in Denver, Colorado.

October 29, 1993

To effectuate the transfer of the above Contract from Cornerstone Natural Gas Company to ANGC, we request your consent and verification to both Cornerstone Natural Gas Company and ANGC of the following:
1.	Phillips Petroleum Company consents to the assignment of the Contract to Associated Natural Gas Corporation or its designated subsidiary and confirms that same shall not constitute a breach of the Contract.

2.	The Contract is in full force and effect.

3.	Phillips Petroleum Company has not given notice of any action to terminate or cancel the Contract.

4.	Company acknowledges that ANGC will rely on the foregoing statements in consummating the purchase of the Distribution Assets.
To confirm that you are in agreement with the foregoing please sign and return a copy of this letter to the undersigned.

Very truly yours,

Cornerstone Natural Gas Company

By:	/s/ Kelcy L. Warren

By signature hereto, Phillips Petroleum Company agrees and accepts the consents to this assignment of the referenced Contract to Associated Natural Gas Company or one of its subsidiaries.

Phillips Petroleum Company

October 29, 1993

By:	/s/ R. D. Wimer

Name:	R. D. Wimer
Title:	Attorney-in-Fact
Date:	November 1, 1993

[ENDEVCO, INC. LETTERHEAD]
November 11, 1993
VIA TELECOPY
Phillips Petroleum Company
Post Office Box 1967
Houston, TX 77251-1967
Attention: Rod Wimer

Re:	Natural Gas Gathering Agreement, dated June 1, 1987, between Cornerstone Natural Gas, Inc. (successor by merger to ANGIC formerly known as Cornerstone Natural Gas Company)
Dear Mr. Wimer:
We are in receipt of your telecopied consent and thank you for consenting to the assignment of the above agreement to Associated Natural Gas, Inc. We, however, request the following clarification to the consent.
Phillips Petroleum Company acknowledges that Associated Natural Gas, Inc. will have no obligations or liabilities under the contract relating to the period of time prior to November 1, 1993, the effective date of the assignment of the contract to Associated Natural Gas, Inc. Phillips Petroleum Company acknowledges that the party to look to regarding the above gas gathering agreement prior to November 1, 1993 is Cornerstone Natural Gas, Inc.
Very truly yours,
CORNERSTONE NATURAL GAS COMPANY

/s/ Kelly Jameson
Kelly Jameson

October 29, 1993

Agreed and Accepted to this 16 day of November, 1993.
Phillips Petroleum Company

By:	/s/ R D. Wimer
Name:	R. D. Wimer
Title:	Attorney-in-Fact

2

SECOND AMENDMENT TO GAS GATHERING AGREEMENT
     This Second Amendment to Gas Gathering Agreement (this “Second Amendment”) is entered into this 1st day of January, 1995 between Associated Natural Gas, Inc. (as “Gatherer”) and Phillips Petroleum Company (as “Producer”), and amends that certain Gas Gathering Agreement dated June 1, 1987 between Cornerstone Natural Gas Company, Gatherer’s predecessor, and Producer (referred to herein as the “Agreement”, including any prior amendments).
     In consideration of their mutual promises, the parties hereto agree to amend the Agreement as follows:
1.	A. This Second Amendment shall amend the Agreement as to the following wells, which wells are referred to herein collectively as the “Second Amendment Wells”:
[CONFIDENTIAL]
B. Gatherer shall be obligated to provide high pressure lines as defined herein to connect the Second Amendment Wells to Gatherer’s Ada gathering system, subject to the other provisions of Section 2.3 of the Agreement (Notwithstanding the foregoing, Gatherer shall not be obligated to receive gas at pressures in excess of the applicable MAOP). For purposes hereof, where a gathering line to a Second Amendment Well causes gas production therefrom to flow through Gatherer’s compression facilities, such line shall be considered a low pressure line. Where a gathering line to a Second Amendment Well does not cause Producer’s gas produced therefrom to flow through Gatherer’s compression facilities, such line shall be referred to herein as a high pressure line.
C. As to those of the Second Amendment Wells whose gas is produced and delivered to Gatherer into a high pressure line at the applicable Point of Receipt, the gathering fee shall be ten cents (10¢) per Mcf, notwithstanding Section 6.1 of the Agreement, and Gatherer shall not retain a portion of Producer’s gas for compressor fuel, notwithstanding Section 6.2 of the Agreement.
D. The parties acknowledge that there may be circumstances where one or more of the Second Amendment Wells are connected to flow gas temporarily to a low pressure line prior to the well being connected to a high pressure line. As to those of the Second Amendment Wells whose gas is produced and delivered to Gatherer into a low pressure line, or at such time that the wellhead pressure of any of the Second Amendment Wells is incapable of sustaining delivery into a high

October 29, 1993

pressure line, the gathering fee for all of Producer’s gas delivered from such well(s) shall be fifteen cents (15¢) per Mcf, the compressor fuel charge identified in Section 6.2 of the Agreement shall apply to gas deliveries from such well(s), and Gatherer agrees to connect such well(s) to a low pressure line or to convert the applicable gathering line to a low pressure line as, applicable, if economically feasible to Gatherer.
E. Producer hereby agrees to spud with the reasonable intent to complete the Willamette A-l, Bates D-l, Copeland C-2, Walker D-5 and Shaffer E wells during 1995. In the event Producer fails to spud all of these wells in 1995, the amended gathering fee of ten cents (10¢) per Mcf described in subparagraph C, above, for volumes delivered into high pressure lines will be increased by one cent (1¢) per Mcf for each such well not spudded during 1995 (e.g., if Producer does not spud one of the five wells, the amended gathering fee will be eleven cents (11¢) per Mcf). This increased fee will be charged retroactively to the date of first production under this Second Amendment for all gas delivered into high pressure lines from all of the Second Amendment Wells.
     2. Section 9.1 of the Agreement shall be amended to provide that the primary term of the Agreement shall last until June 1, 1998.
     3. The effective date of this Second Amendment shall be November 1, 1994, notwithstanding its date of execution.
     4. Except as amended hereby, the remaining provisions of the Agreement shall remain in full force and effect.

4

October 29, 1993

     IN WITNESS WHEREOF, the parties have executed this Second Amendment as of the date first above written.

PRODUCER:
PHILLIPS PETROLEUM COMPANY

By:	/s/ R. D. Wimer
Name:	R. D. Wimer
Title:	Attorney-in-Fact

GATHERER:
ASSOCIATED NATURAL GAS, INC.

By	/s/ Kelly J. Krattenmaker
Kelly J. Krattenmaker
Vice President

5

AMENDATORY AGREEMENT
     This Amendatory Agreement (“Amendment”), is made and entered into effective September 1, 2000, by and between Duke Energy Field Services, LP (“Gatherer”) and Phillips Petroleum Company (“Producer”).
WHEREAS, Gatherer and Producer are parties to that certain Natural Gas Gathering Agreement dated June 1, 1987 as amended on January 1, 1989, January 1, 1995 and on November 1, 1997 (“Agreement”); and
WHEREAS, Gatherer and Producer desire to further amend the Agreement.
NOW THEREFORE, in consideration of the premises and mutual covenants set forth herein, it is mutually agreed between the parties hereto that the Agreement shall be amended as follows:
I.
Paragraph 1.2 of the Agreement, as amended by any previous amendment thereto, shall be further amended to change the definition of “day” to begin at 9:00 a.m. Central Clock Time (CCT) and end at 9:00 a.m. Central Clock Time the following day.
The following new paragraph 1.16 shall be added to Article I, Definitions,:
The term “well” or “wells” shall mean a single well bore regardless of the number of completions in that well bore.
II.
Article VI, Paragraphs 6.1 of the Agreement, as amended by any previous amendment thereto, shall be deleted in its entirety and replaced with the following new provision:
6.1 The fee which Producer shall pay to Gatherer for the gathering and redelivery of gas as described herein shall be as follows:
     (a) The rate for low pressure gathering shall be $0.13 per Mcf. The rate for high pressure gathering shall be $0.09 per Mcf but shall increase to $0.10/Mcf as of the earlier of (i)

October 29, 1993

Gatherer having gathered 10,000,000 Mcf of high pressure gas for Producer’s account or (ii) two (2) years from initial deliveries to the plant.
     (b) Subject to the terms and conditions below, Gatherer agrees that it will diligently connect any well of Producer within the lands, leases and other sources described in Exhibit “A” to Gatherer’s Ada System provided that Producer has provided Gatherer with an estimated production rate and desired line pressure for the subject well. Gatherer shall construct, own and operate the metering facility and pipeline required to connect such well(s), hereinafter referred to as the “Facilities”, provided, however, Gatherer shall only be economically responsible for the costs of the measurement facilities and the first 1000 feet of pipeline associated with each well connect project (such 1000 feet shall begin at the point of interconnect with Gatherer’s system, as such system exists on the date which Producer requests Gatherer to connect such well(s)) (“Gatherer’s Connection Cost Obligation”). As consideration for Gatherer laying pipeline beyond the first 1000 feet (if necessary) and connecting the subject well, Producer shall pay Gatherer for the actual costs and expenses associated with the purchase, construction and installation of the pipeline beyond the first 1000 feet required to connect the subject well(s) to Gatherer’s Ada System (“Producer’s Connection Cost Obligation”). Such pipeline shall be owned and operated by Gatherer. Producer shall pay any such invoice to Gatherer within fifteen (15) days after receipt thereof.
     Should Producer desire Gatherer to connect any well before such well is proven to be commercially productive, Producer shall fully indemnify Gatherer for all reasonable costs incurred by Gatherer to connect such well (regardless of the length of pipe required to connect such well) if such well proves to be unproductive within thirty (30) days of its connection to Gatherer’s Ada System. In such event, in addition to reimbursement of Producer’s Connection

7

October 29, 1993

Cost Obligation as calculated above, Producer shall reimburse Gatherer for the Gatherer’s Connection Cost Obligation. Producer shall pay any such invoice to Gatherer within fifteen (15) days after receipt thereof.
     Subject to force majeure, Gatherer shall have all well connects, located within 1000 feet of Gatherer’s Ada System, completed and in-service within thirty (30) days after receiving written notice from Producer that Producer desires Gatherer to connect such well. Any notice received after 4:00 p.m. CCT or any weekend or holiday shall be deemed to be received the following business day. For wells located greater than 1000 feet from Gatherer’s Ada System, Gatherer shall have an additional ten (10) days for each additional 1000 feet or any portion thereof to complete the subject well connect.
III.
     Article VIII — Measurement and Tests, as amended by any previous amendment thereto shall be deleted in its entirety and replaced with the following new provisions:
8.1 The volume of gas received hereunder for purposes of measurement shall be one (1) cubic foot of gas and shall be measured by a meter installed and operated, and computations made, as prescribed in Gas Measurement Committee Report No. 3 of the American Gas Association, including the Appendix and Amendments thereof. Chart integration and volume computations shall be made by Gatherer as accurately as possible and within the accuracy prescribed by the manufacturer of the computing equipment used.
8.2 The specific gravity of the gas received hereunder shall be determined with accuracy to the nearest one-thousandth (1/1,000) by taking samples of the gas at the point of measurement of by the use of a method generally accepted in the gas industry or other apparatus approved in

8

October 29, 1993

advance by both parties at the beginning of receipts, and thereafter once each quarter or as often as mutually deemed necessary.
8.3 The flowing temperature of the gas shall be determined by periodic tests conducted by Gatherer with a mercurial thermometer or, by means of a recording thermometer of standard make acceptable to Producer and Gatherer, in which event the arithmetical average of hourly readings each Day shall be deemed the gas temperature and shall be used in computing the volumes of gas received during such Day.
8.4 The gross heating value of the gas received hereunder, shall be determined once each quarter, or at other intervals agreeable to both parties. The gross heating value shall be determined by means of a recording chromatograph or by mutual agreement to take a spot sample or composite sample each month at each Point of Receipt. If a recording chromatograph is used, the arithmetical average of the hourly gross heating value recorded each Day shall be considered as the heat content of the gas received during such Day. If spot samples are used, the gross heating value, specific gravity, and CO2 and N2 content so determined shall be effective the first of the following month and shall remain effective until the next such determination.
8.5 Tests for water vapor, sulphur and hydrogen sulphide content of the gas received hereunder shall be made by approved standard methods from time to time as requested by any party hereto, but not more often than once each quarter.
8.6 Gatherer shall calibrate, maintain and operate at the Points of Receipt, meters and appurtenant equipment for the measurement of the quantity and quality of the gas received hereunder. Gatherer shall read such meters and change meter charts as mutually agreed, or cause same to be done. The meter charts shall at all reasonable times be accessible for inspection and examination by Producer.

9

October 29, 1993

8.7 For the purpose of measurement and meter calibration, the atmospheric pressure shall be assumed, unless otherwise determined by the Standard Gas Measurement Law, to be fourteen and seventy-three hundredths (14.73) psia.
8.8 At least once each quarter, or at other intervals agreeable to both parties, Gatherer shall test and calibrate or have tested and calibrated its meters, thermometers and other measuring devices. Producer shall have the right to require the meters to be calibrated at any time, but calibrations made at Producers request shall be at the expense of Producer unless the percentage of inaccuracy is found to be two percent (2%) or more, in which case the calibration shall be made at the expense of Gatherer. Readings, calibrations, and adjustments of the meters and changing of charts shall be done only by Gatherer or its agent, but all data with respect thereto shall at all reasonable times be available to Producer for inspection. If, upon any test, the percentage of inaccuracy shall be two percent (2%) or more, registrations thereof shall be corrected at the rate of such inaccuracy for any period which is definitely known or agreed upon, but in case the period is not definitely known or agreed upon, then for a period extending back one-half (1/2) of the time elapsed since the last date of calibration. No correction shall be made for recorded inaccuracies of less than two percent (2%). Gatherer shall cause metering equipment found inaccurate to be immediately restored to a condition of accuracy. If for any reason any meter is out of service or out of repair, so that the amount of gas received cannot be ascertained or computed from the reading thereof, the amount of gas received during the period such meter was out of service or out of repair shall be estimated based upon the best data available, using the first of the following methods which is feasible:
8.8.1 By using the data recorded by any check meter, if installed and accurately registering, or if not installed or registering accurately;

10

October 29, 1993

8.8.2 By correcting the error if the percentage of error is ascertainable by calibration, test or mathematical calculation, or if neither such method is feasible;
8.8.3 By estimating the quantity received based upon receipts during preceding periods under similar conditions when the equipment was registering accurately.
8.9 Each party shall have the right to be present at the time of installing, reading, cleaning, changing, repairing, inspecting, testing, calibrating or adjusting done in connection with the other’s measuring equipment in measuring receipts hereunder. The records from such measuring equipment shall remain the property of their owner, who shall keep them on file for a period of not less than two (2) years, but upon request, each will submit to the other its records and charts, together with calculations therefrom subject to return within fifteen (15) days after receipt thereof.
     Unless otherwise specified by this Amendment, the terms used herein shall have the same meaning as provided in the Agreement. Except as herein amended and previously amended, all other terms and provisions of the Agreement shall remain in full force and effect as originally written.
IN WITNESS HEREOF, the parties have executed this Amendatory Agreement effective as of the date herein written above.

GATHERER		PRODUCER

Duke Energy Field Services, LP		Phillips Petroleum Company

By	/s/ Robert Poe Reed	By:	/s/ W. W. Hussey

	Robert Poe Reed	Name:	W. W. Hussey
	Vice President	Title:	Attorney-In-Fact

11

TENTH AMENDMENT
To
NATURAL GAS GATHERING AGREEMENT
This Tenth Amendment (“Amendment”) is made and entered into effective August 1, 2004 (the “Effective Date”), by and between Duke Energy Services Field Services, LP, (“Gatherer”) and ConocoPhillips Company, successor by merger to Phillips Petroleum Company (“Producer”).
WHEREAS, Gatherer and Producer are parties to that certain Natural Gas Gathering Agreement dated June 1, 1987, as amended (the “Agreement”); and
WHEREAS, Gatherer and Producer desire to further amend the Agreement as set forth below.
NOW THEREFORE, in consideration of the premises and mutual covenants set forth herein, it is mutually agreed between the parties hereto that the Agreement shall be amended as of the Effective Date, as follows:
1. ARTICLE III, POINTS OF RECEIPT AND DELIVERY, Section 3.4 shall be deleted in its entirety and replaced with the following new Section 3.4:
     “3.4 All gas quantities shall be delivered to Gatherer and redelivered to Producer (or on behalf of Producer) as nearly as practicable at uniform hourly and daily rates of flow. The parties recognize that certain gas imbalances may occur between the quantity of gas received for the account of Producer and the quantity of gas delivered by Gatherer. During each month the parties agree to cooperate with each other and with any interconnecting pipeline to remedy any imbalance as soon as either party becomes aware of an imbalance.
     At the end of each month, any imbalance in MMBtu between the quantity of gas received by Gatherer hereunder from all Points of Receipt and redelivered by Gatherer hereunder at the Points of Delivery, less the applicable fuel, loss and unaccounted for as outlined herein, shall be balanced by means of a payment to Producer from Gatherer or a payment from Producer to Gatherer, as applicable, valued at the Cash-Out price. The Cash-Out price during the month in which the imbalance was generated shall be determined using the table below for either the excess (due Producer) or shortage (due Gatherer from Producer).

Imbalance %	Cash-Out Price due Gatherer	Cash-Out Price due Producer
0% to 3%	100% of Average Price	100% of Average Price
>3% to 5%	110% of Average Price	90% of Average Price
>5% to 10%	120% of Average Price	80% of Average Price
>10%	150% of Average Price	50% of Average Price
     The “Average Price” shall be equal to the arithmetic average during the applicable month of the daily gas prices per MMBtu for Texas Gas Transmission Co. — Zone 1 as published daily by Gas Daily in the table entitled “Daily Price Survey” in the column entitled “Midpoint.” Should the information necessary to calculate the Average Price cease to be available, Gatherer and Producer shall mutually agree upon substitute publication(s) providing equivalent data for gas prices for gas delivered into TGT’s system.”
2. ARTICLE VI, GATHERING FEE. Commencing October 1, 2004, Sections 6.1 and 6.2 of the Agreement shall be deemed to be deleted in their entirety and replaced with the following new Sections 6.1, 6.2 and 6.3.
     “6.1 Standard Gathering and Compression Service: Producer shall pay Gatherer the following fees with respect to the provision of gathering and related services as to Producer’s Gas on the Ada System (hereafter defined):
          (a) Producer shall pay a fee $[CONFIDENTIAL]/MMBtu for gathering, and $[CONFIDENTIAL]/MMBtu for compressor service (the “Fees”) plus actual fuel and system loss as allocated by Gatherer; provided that fuel and system losses allocable to Gatherer under this Section 6.1(a) may not exceed [CONFIDENTIAL]% of the gas quantity measured in MMBtu at the Points of Receipt (the “Standard Fuel/Loss Reimbursement”). All Fees and system fuel and loss calculations shall be assessed based on the quantities of gas measured at the Points of Receipt.
          (b) Subject to the limitations set forth in Sections 6.1(c) and (d) below, Gatherer agrees that it will diligently connect to Gatherer’s Ada Field gathering system (the “Ada System”) any new well operated by Producer and located within the lands, leases, areas or sources described in Exhibit “A, that Producer has deemed commercially productive (a “New Commercial Well”). Gatherer shall pay for the cost to construct a single line, tap and meter for

13

each New Commercial Well (at Gatherer’s initial cost), and Gatherer will own and operate the metering facility and pipeline required to connect each New Commercial Well (“Gatherer’s Connection Cost”). Producer shall reimburse Gatherer at a rate of [CONFIDENTIAL] to connect each New Commercial Well to the Ada System (“Producer’s Connection Cost Obligation”). If Producer requests an additional line, interconnect, or meter to the facilities described above, then Producer shall pay the actual costs of such additional facilities. Gatherer will seek Producer’s consent prior to making expenditures that exceed the initial estimate by 10%.
          (c) Should Producer desire Gatherer to connect any well before such well is proven to be a New Commercial Well, Producer shall notify Gatherer to such effect in writing and thereupon become obligated to fully reimburse Gatherer for Gather’s Connection Cost, rather than paying Producer’s Connection Cost Obligation if such well is not proven commercially productive with in ninety (90) days of it’s connection to the Ada System.
          (d) If Gatherer is able to acquire rights of way and associated real estate rights) at or below market prices predominating in the region (collectively, “Land Rights”), Gatherer shall cause any New Commercial Well located within 1,000 feet of the Ada System, to be connected and in-service within thirty (30) days after receiving Producer’s written notice instructing Gatherer to connect a New Commercial Well (a “Well Connect”). Any notice received after 4:00 p.m. CCT or any weekend or holiday, shall be deemed to be received the next business day. For New Commercial Wells located greater than 1,000 feet from the Ada System, Gatherer shall be afforded an additional ten (10) days (for each additional 1,000 feet or any portion thereof) to complete the connection of the New Commercial Well. In addition to the foregoing, when Gatherer is unable to acquire Land Rights at or near the market price predominating in the region in order to undertake a Well Connect, Gatherer shall inform Producer of such issue in wilting, providing particulars on efforts made to (i) acquire such Land Rights and/or (ii) implement alternative routes. If Producer is unwilling to bear the incremental costs of acquiring the Land Rights that exceed market value then Gatherer’s obligation set forth in (b) and (c) above shall be deemed to have been satisfied. If Gatherer and Producer are unable to agree on cost sharing within 30 days then Gatherer shall release such well from the Agreement.
     6.2 Incremental Compression Service: The parties agree to the following terms relating to the provision of and payment for Incremental Compression (hereafter defined):
          (a) Gatherer shall install and operate compression facilities at mutually agreeable locations on the Ada System to provide Producer with low pressure compression service that meets or is lower than the QALP, as defined in Section 15.1, (collectively, “Incremental Compression”). Gatherer shall install and operate each Incremental Compressor Facility (as defined in Section 15.1) within the normal operating range of pressures, volumes, and compression ratios for such facilities based on the quantities of Producer’s gas available at each location where the same is installed. Gatherer’s obligation to operate an Incremental Compressor Facility (hereafter defined) shall be limited to Gatherer’s ability to do so within the normal operating conditions of the Ada System and the specifications of such Incremental Compressor Facility. Gatherer shall begin acquiring right of way, real estate and compression

14

along with filing all regulatory permits within 30 days of execution of this Agreement. Construction and installation of a Location, as defined in Article XV, will be completed within ninety (90) days of receiving all regulatory permits applicable thereto. Actual operation of equipment will begin within ten (10) days of completion of construction and installation of a Location. Notice will be provided to Producer as to the status of the air permitting process.
          (b) In addition to all other amounts payable under this Agreement (including all amounts payable pursuant to Section 6.1 above), Producer agrees to pay Gatherer an Incremental Compression Fee described below and reimburse Gatherer for incremental metered fuel utilized to provide Incremental Compression, as such fuel is allocated by Gatherer pursuant to the last paragraph of this Section 6.2(b).
The “Incremental Compression Fee” shall be per tier for the respective Average Monthly Quantity which is calculated by taking the average monthly quantity of Producer’s gas measured in MMBtu at the Points of Receipt times the rate shown below for the tier.

Average Monthly Quantity (MMbtu/d)	Incremental Compression Fee
[CONFIDENTIAL]	[CONFIDENTIAL]
“Average Monthly Quantity” means the total quantity of Producer’s gas, measured in MMbtu at all Points of Receipt during the flow month, divided by the number of days in such month. During a month in which a Force Majuere condition occurs the Incremental Compression Fee shall equal the previous months Tiered Rate and not be adjusted by the Average Monthly Quantity.
Wherever a third party produces natural gas from a Producer operated well which utilizes Incremental Compression and is dedicated to Gatherer under a separate agreement (a “Third Party Producer”), Gatherer will undertake reasonable efforts to enter into a contract with the Third Party Producer obligating it to pay Gatherer an Incremental Compression Fee and fuel. Nevertheless, Producer must pay Gatherer for Incremental Compression attributable to all quantities of gas produced from Producer operated wells plus any fuel to the extent that Gatherer is not able to collect such amounts from a Third Party Producer, even if this causes Producer to bear more than its prorate share thereof. The incremental fuel cost that Producer is obligated to

15

pay under this Section 6.2 shall never exceed 3.3% of the quantity of Producer’s and Third Party Producer’s natural gas measured in MMBtu at the Points or Receipt; this cost shall be in addition to Standard Fuel/Loss Reimbursement.
     6.3 Consumer Price Index (“CPI”). On August 1, 2005 and each anniversary thereof, the Fees as described in Sections 6.1 and 6.2, shall be adjusted by multiplying such Fees by a fraction, the numerator of which shall be the “Current Year’s CPI” (“CYI”) and the denominator of which shall be the Previous Year’s CPI (“PYI”) as defined below in this paragraph. The CYI and PYI shall be based upon the CPI index referred to as the “Consumer Prices — All Urban Consumers” index as published monthly by the United States Department of Labor, using the All Items (Not seasonally adjusted) column, or a mutually agreeable successor or substitute measure of inflation. The average monthly CPI for the twelve (12) consecutive months occurring during calendar year 2003 shall be the PYI for the 1st price adjustment. The PYI shall be the average monthly CPI for the twelve (12) consecutive months prior to the CYI after the 1st price adjustment. The CYI will be the average monthly CPI for the twelve (12) consecutive months occurring in the calendar year prior to the year in which the CPI calculation is made. Notwithstanding anything to the contrary set forth in this Agreement, Compressor fuel, incremental compressor fuel, system loss, fee for gathering services in Section 6.1(a), and Producer’s Connection Cost Obligation, are not subject to the CPI adjustment.”
3. ARTICLE IX, TERM, Section 9.1 shall be deleted in its entirety and replaced with the following new Section 9.1:
     “9.1 The primary term of this Agreement shall end on July 31, 2011, whereupon this Agreement shall continue in effect year to year thereafter until either Party terminates the

16

Agreement at the end of the primary term or any successive one (1) year term by giving written notice of same at least sixty (60) days prior to the last day thereof.”
4. ARTICLE X, NOTICE. Section 10.1 shall be deleted in its entirety and replaced with the following new Section 10.1:
     “10.1 All notices required by this Agreement shall be in writing, and may be delivered either personally to the designated representative of the party being notified, by courier or overnight delivery service, by facsimile (with confirmation of receipt) or sent by first class mail to the following:

PRODUCER	GATHERER
ConocoPhillips Company	Duke Energy Field Services, LP
Physical	5718 Westheimer, Suite 2000
600 N. Dairy Ashford (77079)	Houston, Texas 77057
U.S. Mail	ATTN: Contract Administration
P O Box 2197
Houston, Texas 75252-2 197
ATTN: Gas and Power Marketing Contract Administration

Telephone: (281) 293-5359	Telephone: (713) 627-6200
Facsimile: (281) 293-3525	Facsimile: (713) 627-6270
The telephone numbers above are solely for information and may not be used for Agreement notices.”
5. ARTICLE XII, FORCE MAJEURE, is hereby deleted in its entirety and replaced with the following:
     “12.1 Force Majeure. In the event of any party hereto being rendered unable, wholly or in part, by reason of force majeure, to carry out its obligations under this Agreement, other than the obligation to make payment of amounts due hereunder, it is agreed that such party shall give notice and reasonably full particulars of such force majeure, in writing, to the other party within a reasonable time after the occurrence of the cause relied on, and the obligations of the party

17

giving such notice, so far as they are affected by such force majeure, shall be suspended during the continuance of any inability so caused, but for no longer period, and such cause shall, so far as possible, be remedied with all reasonable dispatch. The term “force majeure” as used in this Agreement shall mean any delay or default in performance due to any cause beyond the reasonable control of the party claiming force majeure and without such party’s fault or negligence, including but not restricted to acts of God or the public, civil disturbances, arrests and restraints by rulers and people; acts of the public enemy, wars, riots, insurrections, sabotage; acts, requests or interruptions of the federal, state or local government or any agency thereof; court orders, present and future valid orders of any governmental authority, or any officer, agency or any instrumentality thereof; floods, fires, storms, epidemics, landslides, lightning, earthquakes, washouts, explosions, quarantine; strikes, lockouts, or industrial disturbances; interruption of residue gas transportation downstream of Gatherer’s processing facilities, freight embargoes or delays in delivery of equipment or service necessary to the performance of any provision of this Agreement; inability or delay in securing right of way, labor shortages, breakage or accident to machinery or lines of pipe, or any other cause, whether of the kind herein enumerated or otherwise, not reasonably within the control of the party claiming force majeure. It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the party having the difficulty, and that the above requirement that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of the opposing party when such course is inadvisable in the discretion of the party having the difficulty.”
6. A new article entitled, ARTICLE XV, PERFORMANCE GUARANTEE shall be added to the Agreement providing as follows:

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ARTICLE XV
PERFORMANCE GUARANTEE
     “15.1 Pipeline Pressure Obligation. (a) Gatherer will design a [CONFIDENTIAL] psig system that will have pipe and compression sized for a compressor suction pressure of [CONFIDENTIAL] psig. The design, when modeled prior to installation of the compressor facilities and pipelines, results in a predicted meter pressure within [CONFIDENTIAL] percent ([CONFIDENTIAL]%) at four (4) identified pipeline locations (individually a “Location”, collectively the “Locations”). These Locations are described as [CONFIDENTIAL]. Each of these Locations are associated with one of four (4) facilities used to provide Incremental Compression (each an “Incremental Compressor Facility”). The Incremental Compressor Facilities are identified as and will be deemed to have the following maximum capacities (i) the [CONFIDENTIAL] Station ([CONFIDENTIAL] mmcfd), (ii) the [CONFIDENTIAL] Station ([CONFIDENTIAL] mmcfd), (iii) the [CONFIDENTIAL] Station ([CONFIDENTIAL] mmcfd) and (iv) the [CONFIDENTIAL] Station ([CONFIDENTIAL] mmcfd) when each operates at a pressure of [CONFIDENTIAL] psig (hereafter the “Station Capacity”). Gatherer agrees to maintain an average Location pressure each calendar quarter as follows: The QALP consists of the following values: (i) the daily average location pressure at each individual Location divided by (ii) the number of days in the subject calendar quarter, with the final result equaling the QALP for such calendar quarter for that Location (hereinafter, the “QALP”) of not greater than [CONFIDENTIAL]% of the design Location pressure of [CONFIDENTIAL] psig at each “Location”, based on the Producer’s and Third Party Producer’s combined maximum capacity at each individual Incremental Compression Facility set forth above. Gatherer’s agreement to maintain the QALP will commence following the completion of installation and final testing of the last Incremental Compressor Facility (the “Commencement Date”). The QALP shall commence to be calculated on the Commencement Date and thirty (30) days after the commencement date Gatherer and Producer shall confirm the actual pressures and the model pressures are within [CONFIDENTIAL]% of model expectation. If pressures are within [CONFIDENTIAL]%, Gatherer shall thereafter be obligated by the location pressure obligation set forth in this Section. If pressures are not within [CONFIDENTIAL]%, then Gatherer shall have [CONFIDENTIAL] ([CONFIDENTIAL]) days to remedy the pressure situation or Producer shall receive [CONFIDENTIAL] as noted below in paragraph “c” until such time as the actual pressures achieved are within [CONFIDENTIAL]% of such pressure obligations.
     (b) The average daily location pressure and number of days for a Location whose operation on a given day is affected by a force majeure condition, scheduled overhaul and/or preventive maintenance shall not be used in calculating the QALP. Preventive maintenance shall not exceed [CONFIDENTIAL]% of the time in any calendar quarter.
     (c) If the QALP of a Location is greater than [CONFIDENTIAL] psig, then Gatherer shall during the [CONFIDENTIAL] day period following its being notified of such QALP value by Producer, take steps it deems appropriate to reduce the Location pressure. If Gatherer fails to reduce the Location pressure to the required level with such [CONFIDENTIAL] day period, Producer shall have the right (as its sole and exclusive remedy under this Agreement for Gatherer’s failure to meet the pipeline pressure obligation of this Section) to receive a [CONFIDENTIAL] of the [CONFIDENTIAL] payable during the next calendar quarter. The Incremental Compression Fee shall be computed and applied as follows as to any affected Location (the “Affected Location”):
(i) When the QALP indicates a pressure greater than [CONFIDENTIAL] psig, the portion of the Average Monthly Quantity that is attributable to the Affected Location only, shall bear an Incremental Compressor Fee that is $[CONFIDENTIAL] less per MMBtu than is charged to the Average Monthly Quantity that is not attributable to the Affected Location; and
(ii) To determine the portion of the Average Monthly Quantity that is attributable to the Affected Location, the Average Monthly Quantity for the next calendar quarter shall be multiplied by a fraction, the numerator of which shall be the capacity of the Affected Location (as shown in this Section above) and the denominator of which shall be [CONFIDENTIAL] mmcfd. However, if the Affected Location is [CONFIDENTIAL] (which has [CONFIDENTIAL] meter pressures) then only [CONFIDENTIAL]% of the [CONFIDENTIAL] volume will be used in the numerator. Likewise, if two locations associated with [CONFIDENTIAL] are greater than [CONFIDENTIAL] psig, then [CONFIDENTIAL]% of the [CONFIDENTIAL] volume will be used in the numerator, and if all three locations are [CONFIDENTIAL] than [CONFIDENTIAL] psig, then the [CONFIDENTIAL] volume of [CONFIDENTIAL] shall be used in the numerator.
     (d) Notwithstanding any other provision of this Section, any calendar quarter that the volume of natural gas compressed at an Incremental Compressor Facility exceeds such facility’s maximum capacity times the number of days in such calendar quarter (taking into account reductions allowed for force majeure condition, schedule overhaul and/or preventative maintenance) the QALP for such calendar shall be deemed to be less than [CONFIDENTIAL] psig, regardless of what the computation of QALP outlined in this Section 15.1(b) above indicates. In no event shall Gatherer be obligated to monitor or otherwise track the QALP, and unless proven otherwise by Producer, a QALP of [CONFIDENTIAL] psig will be assumed to exist at all times. Additionally, if Producer’s operations result in production of non-conforming gas as defined in Section 5.1, Quality of Gas, then based upon notice as set forth in Section 5.2 and confirmation that Producer’s well contaminated the Ada System, then the location pressure guarantee set forth in this Section is suspended for the relevant calendar quarter for that Location and Producer shall reimburse Gatherer the reasonable cost to remove and dispose of such contaminants from the system. Gatherer shall own all hydrocarbon liquids that are collected and removed from the pipeline.
     (e) Should the Locations cease to be applicable, Gatherer and Producer shall mutually agree upon substitute locations.
     (f) Gatherer shall operate the Incremental Compression within normal operating range of pressures, volumes, and compression ratios for such Incremental Compression Facilities based on the volume of gas available at each respective Incremental Compressor Facility. Gatherer’s obligation to operate the Incremental Compression Facilities shall be limited to Gatherer’s ability to do such within normal operating limitations, as determined by Gatherer, of such compressors and the daily operating conditions of the Ada System.
     (g) Should there be unused Station Capacity [CONFIDENTIAL] after the Commencement Date during the term of this Agreement, Gatherer shall have the option to remove, use, or modify such unused Station Capacity. Prior to utilization or removal, Gatherer shall notify Producer of Gatherer’s intent to reduce the Station Capacity. Producer may elect to utilize or release the unused Station Capacity at no cost within [CONFIDENTIAL] days of notification. Should Producer not utilize the Station Capacity in [CONFIDENTIAL] days but wish to retain it Producer may elect to reserve the unused Station Capacity. Producer shall pay a reserve compression fee of $[CONFIDENTIAL]/bhp per month calculated on the bhp being reserved. Such charge shall cease when Producer utilizes the bhp or cancels the reserve compression. If Producer fails to notify Gatherer of its election set forth in this Section (g), Producer will be deemed to have released the unused Station Capacity.”
7. A new article entitled, ARTICLE XVI, COMPRESSOR AND PIPELINE PURCHASE shall be added to the Agreement providing as follows:
ARTICLE XVI
COMPRESSOR AND PIPELINE PURCHASE
     “16.1 Property Purchased: In consideration of the payment of $50.00, the receipt of which Producer hereby acknowledges from Gatherer, Producer grants Gatherer an irrevocable option to acquire, the compressions, buildings in which they are located, and to the extent transferable, surface sites and rights of ways, and all appurtenances related thereto that are located at Producer’s [CONFIDENTIAL] and [CONFIDENTIAL] locations and as are further described in the Exhibit “A”, attached and made a part of this Agreement (the “Compressor Facilities”) together with those certain pipelines as further described in the Exhibit “B”, attached and made a part of this Agreement (the “Pipelines”, with the Compressor Facilities and Pipelines hereafter referred to collectively as the “Assets”). Producer agrees to afford Gatherer complete and unrestricted access to the sites and locations of the Assets such as will enable Gatherer to conduct environmental, structural integrity and valuation due diligence efforts. The option hereby granted by Producer shall remain in effect through October 15, 2004 for compressors and November 1, 2004 for the pipelines (the “Option Expiration Date”). Gatherer may exercise said option at any time before the Option Expiration Date by delivering notice of such election to Producer. Upon receipt of such notice, the parties shall finalize negotiations relative to the purchase price and the Assignment and Bill of Sale for use in transferring the Assets (the initial form of which is attached hereto as Exhibit C). If Gatherer does elect the option, Producer shall execute and deliver such additional documents as Gatherer may reasonably require to affect the transfer of good and marketable title in the Assets to Gatherer.
     16.2 Purchase Price: If Gatherer exercises its option to purchase the Assets, it agrees to pay Producer an amount of $[CONFIDENTIAL].
     16.3 Inspection and Acceptance: From the date of this Agreement, until the date of Gatherer’s exercise of the option and purchase of the Compressor Facilities and Pipelines, Gatherer shall have the right to inspect and confirm that the Compressors and Pipelines are in good condition and suitable for Gatherer’s intended purposes and to assess the environmental impact that the Assets have had, if any.”
8. No Further Changes. Unless otherwise specified by this Amendment, the terms used herein shall have the same meaning as provided in the Agreement. Except, as herein amended, all other terms and provisions of the Agreement shall remain in full force and effect.

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     IN WITNESS HEREOF, the parties have executed this Amendment to be effective as of the date first written above.

GATHERER		PRODUCER

Duke Energy Field Services, LP		ConocoPhillips Company

By:	/s/ David F. Garrett	By:	/s/ Mary Ann Pearce

Name:	David F. Garrett	Name:	Mary Ann Pearce
Title:	Vice President — Commercial	Title:	Commercial Manager
This signature is an integral part of the Tenth Amendment
to Natural Gas Gathering Agreement ADA1019GAT

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EXHIBIT “A”
PRODUCER’S COMPRESSOR LOCATIONS

LOCATION	DESCRIPTION
[CONFIDENTIAL]

A-1

EXHIBIT “B”
DESCRIPTION OF PURCHASED PIPELINES

LOCATION	PARISH	APPROX. LENGTH and DESCRIPTION
[CONFIDENTIAL]

B-1